Exhibit 3.1

SECOND AMENDMENT TO THE

SIXTH AMENDED AND RESTATED BYLAWS OF

CAMDEN PROPERTY TRUST

WHEREAS, Camden Property Trust (the “Trust”), has heretofore adopted the Sixth Amended and Restated Bylaws of Camden Property Trust (the “Bylaws”); and

WHEREAS, the Trust desires to amend the Bylaws as set forth herein.

NOW, THEREFORE, the Bylaws are hereby amended as follows:

1. Article VI is amended and restated as set forth below, with bolded and double underlined text reflecting new or additional text and ~~struck through~~ text reflecting deleted text.

“Article VI

Officers

“Section 6.1 Number. The officers of the Trust shall include a Chief Executive Officer, a President and a Secretary. The Trust Managers may also elect a Chairman of the Board, one (1) or more Executive Vice Chairmen of the Board, one (1) or more Vice Presidents, a Treasurer, one (1) or more Assistant Secretaries and one (1) or more Assistant Treasurers. One (1) person may hold any two (2) or more of these offices.

Section 6.2 Election, Term of Office and Qualification. The Trust Managers shall elect officers, none of whom need be a Trust Manager, except for the Chairman of the Board and the Executive Vice Chairman of the Board, at any time and from time to time as they deem necessary. Each officer so elected shall hold office until his or her successor shall have been duly elected and qualified or until his or her death, resignation or removal in the manner hereinafter provided.

Section 6.3 Subordinate Officers. The Trust Managers may appoint such other officers and agents as it shall deem necessary who shall hold their offices for such terms, have such authority and perform such duties as the Trust Managers may from time to time determine. The Trust Managers may delegate to any committee or officer the power to appoint any such subordinate officer or agent. No subordinate officer appointed by any committee or superior officer as aforesaid shall be considered as an officer of the Trust, the officers of the Trust being limited to the officers elected or appointed as such by the Trust Managers.

Section 6.4 Resignation. Any officer may resign at any time by giving written notice thereof to the Trust Managers or to the Chief Executive Officer, Executive Chairman of the Board, Executive Vice Chairman of the Board, President or Secretary of the Trust. Any such resignation shall take effect at the time specified therein and, unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

Section 6.5 Removal. Any officer elected or appointed by the Trust Managers may be removed by the Trust Managers at any time with or without cause by majority vote of the entire Board of Trust Managers. Any other officer may be removed at any time with or without cause by the Trust Managers or by any committee or superior officer upon whom such power of removal may be conferred by the Trust Managers. The removal of any officer shall be without prejudice to the contract rights, if any, of the person so removed. Election or appointment of an officer or agent shall not of itself create any contract rights.

Section 6.6 Vacancies. A vacancy in any office shall be filled for the unexpired portion of the term by the Trust Managers, but in case of a vacancy occurring in an office filled by a committee or superior officer in accordance with the provisions of Section 6.3, such vacancy may be filled by such committee or superior officer.

Section 6.7 The Chairman of the Board. The Board shall select annually a Chairman of the Board, who may be designated as Executive Chairman of the Board (which designation shall not affect the authority or duties of the Chairman of the Board set forth herein or powers given to him or her by the Trust Managers), based upon such criteria as the Corporate Governance Committee of the Board of Trust Managers recommends and the Trust Managers believe to be in the best interests of the Trust at a given point in time. This process shall include consideration of whether the roles of Chairman and Chief Executive Officer should be combined or separated based upon the Trust’s needs and the strengths and talents of its executives at any given time. The Chairman of the Board may sign, with any other proper officer, certificates for shares of the Trust and any deeds, bonds, mortgages, contracts and other documents which the Trust Managers have authorized to be executed, except where required by law to be otherwise signed and executed and except where the signing and execution thereof shall be expressly delegated by the Trust Managers or these Bylaws to some other officer or agent of the Trust. The Chairman of the Board shall preside at all meetings of Trust Managers. In the absence or disability of the Chief Executive Officer, the Chairman of the Board shall perform the duties and exercise the powers of the Chief Executive Officer. In addition, the Chairman of the Board shall perform whatever duties and shall exercise whatever powers given to him or her by the Trust Managers.

Section 6.8 The Chief Executive Officer. The Chief Executive Officer shall be the chief executive officer of the Trust and shall have general and active management of the business of the Trust, shall have the general supervision and direction of all other officers of the Trust with full power to see that their duties are properly performed and shall see that all orders and resolutions of the Trust Managers are carried into effect. He or she may sign, with any other proper officer, certificates for shares of the Trust and any deeds, bonds, mortgages, contracts and other documents which the Trust Managers have authorized to be executed, except where required by law to be otherwise signed and executed and except where the signing and execution thereof shall be expressly delegated by the Trust Managers or these Bylaws, to some other officer or agent of the Trust. In the absence or disability of the President, the Chief Executive Officer shall perform the duties and exercise the powers of the President. In addition, the Chief Executive Officer shall perform whatever duties and shall exercise all powers that are given to him or her by the Trust Managers.

Section 6.9 The Executive Vice Chairman of the Board. The Board may select annually one (1) or more Executive Vice Chairmen of the Board. The Executive Vice Chairman of the Board of the may sign, with any other proper officer, certificates for shares of the Trust and any deeds, bonds, mortgages, contracts and other documents which the Trust Managers have authorized to be executed, except where required by law to be otherwise signed and executed and except where the signing and execution thereof shall be expressly delegated by the Trust Managers or these Bylaws to some other officer or agent of the Trust. In addition, the Executive Vice Chairman of the Board shall perform whatever duties and shall exercise whatever powers given to him or her by the Trust Managers. At the request of the Chief Executive Officer, or in his or her absence or disability, the Executive Vice Chairman of the Board shall perform the duties and exercise the powers of the Chief Executive Officer.

Section 6.10 The President. The President may sign, with any other proper officer, certificates for shares of the Trust and any deeds, bonds, mortgages, contracts and other documents which the Trust Managers have authorized to be executed, except where required by law to be otherwise signed and executed and except where the signing and execution thereof shall be expressly delegated by the Trust Managers or these Bylaws to some other officer or agent of the Trust. In addition, the President shall perform whatever duties and shall exercise whatever powers given to him or her by the Trust Managers or by the Chief Executive Officer, the Chairman of the Board or the Executive Vice Chairman of the Board. ~~If there is no Executive Vice Chairman of the Board, at the request of the Chief Executive Officer, or in his or her absence or disability, the President shall perform the duties and exercise the powers of the Chief Executive Officer.~~

Section 6.11 The Vice Presidents. The Vice Presidents shall perform such duties as are given to them by these Bylaws and as may from time to time be assigned to them by the Trust Managers, the Chairman of the Board, the Chief Executive Officer, the Executive Vice Chairman of the Board or the President, and may sign, with any other proper officer, certificates for shares of the Trust. ~~At the request of the Chairman of the Board, the Chief Executive Officer, the Executive Vice Chairman of the Board or the President, the Vice President designated by the Chairman of the Board, the Chief Executive Officer, the Executive Vice Chairman of the Board or the President shall perform the duties and exercise the powers of the President.~~

Section 6.12 The Secretary. The Secretary, when available, shall attend all meetings of the Trust Managers and all meetings of the shareholders and record all votes and the minutes of all proceedings in a book to be kept for that purpose and shall perform like duties for the Executive Committee and standing committees when required. The Secretary shall give, or cause to be given, notice of all meetings of the shareholders and special meetings of the Trust Managers as required by law or these Bylaws, be custodian of the Trust records and have general charge of the share books of the Trust and shall perform such other duties as may be prescribed by the Trust Managers, the Chairman of the Board, the Chief Executive Officer, the Executive Vice Chairman of the Board or the President. The Secretary may sign, with any other proper officer, certificates for shares of the Trust and shall keep in safe custody the seal of the Trust, and, when authorized by the Trust Managers, affix the same to any instrument requiring it and, when so affixed, it shall be attested by his or her signature or by the signature of the Treasurer or an Assistant Secretary.

Section 6.13 Assistant Secretaries. The Assistant Secretaries shall perform such duties as are given to them by these Bylaws or as may from time to time be assigned to them by the Trust Managers or by the Secretary. At the request of the Secretary, or in his or her absence or disability, the Assistant Secretary designated by the Secretary (or in the absence of such designation the senior Assistant Secretary), shall perform the duties and exercise the powers of the Secretary.

Section 6.14 The Treasurer. The Treasurer shall have the custody and be responsible for all Trust funds and securities and shall keep full and accurate accounts of receipts and disbursements in books belonging to the Trust and shall deposit all monies and other valuable effects in the name and to the credit of the Trust in such depositories as may be designated by the Trust Managers. The Treasurer shall disburse the funds of the Trust as may be ordered by the Trust Managers, taking proper vouchers for such disbursements, and shall render to the Chairman of the Board, the Chief Executive Officer, the Executive Vice Chairman of the Board, the President and the Trust Managers, at the regular meetings of the Trust Managers, or whenever they may require it, an account of all his or her transactions as Treasurer and of the financial condition of the Trust. The Treasurer may sign, with any other proper officer, certificates for shares of the Trust.

Section 6.15 Assistant Treasurers. The Assistant Treasurers shall perform such duties as are given to them by these Bylaws or as may from time to time be assigned to them by the Trust Managers or by the Treasurer. At the request of the Treasurer, or in his or her absence or disability, the Assistant Treasurer designated by the Treasurer (or in the absence of such designation, the senior Assistant Treasurer), shall perform the duties and exercise the powers of the Treasurer.

Section 6.16 Treasurer’s Bond. If required by the Trust Managers, the Treasurer and any Assistant Treasurer shall give the Trust a bond in such sum and with such surety or sureties as shall be satisfactory to the Trust Managers for the faithful performance of the duties of his or her office and for the restoration to the Trust, in case of his or her death, resignation, retirement or removal from office, of all books, papers, vouchers, money and other property of whatever kind in his or her possession or under his or her control belonging to the Trust.

Section 6.17 Salaries. The salary or other compensation of officers shall be fixed from time to time by the Trust Managers. The Trust Managers may delegate to any committee or officer the power to fix from time to time the salary or other compensation of subordinate officers and agents appointed in accordance with the provisions of Section 6.3.

Section 6.18 Execution of Documents. Each officer of the Trust and any one of them is authorized to execute on behalf of the Trust any document or instrument of any nature whatsoever, provided that the execution by the Trust of any such document or instrument shall have been previously authorized by such action of the Trust Managers as may be required by statute, the Declaration of Trust or these Bylaws.”

IN WITNESS WHEREOF, the Trust has caused this Amendment to be executed in its name and on its behalf to be effective as of March 24, 2026.

CAMDEN PROPERTY TRUST, a Texas real estate investment trust

By:	/s/ Alexander J. Jessett
Alexander J. Jessett
Chief Executive Officer

5